UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 20, 2004
Date of Report (Date of earliest event reported)

APPLERA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-4389	06-1534213
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

301 Merritt 7
Norwalk, Connecticut 06851
(Address of Principal Executive Offices, Including Zip Code)

(203) 840-2000
(Registrant’s telephone number, including area code)

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Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) and (c). On August 23, 2004, Applera Corporation (the “Company”) announced the retirement of Michael W. Hunkapiller, Ph.D., Senior Vice President and President, Applied Biosystems Group. At the same time, the Company announced the promotion of Catherine M. Burzik, formerly a Vice President of Applera Corporation and Executive Vice President and Chief Operating Officer of Applied Biosystems, to the position left by Dr. Hunkapiller. Dr. Hunkapiller’s retirement and Ms. Burzik’s promotion were both effective as of August 20, 2004. Ms. Burzik began her employment with the Company and became an officer of the Company on September 2, 2003. Prior to that date, she was employed by Johnson & Johnson, a leading international provider of health care products, where she was President of its Ortho-Clinical Diagnostics, Inc. subsidiary from 1998 to 2003, and General Manager of its Critikon, Inc. business from 1997 to 1998. Prior to that, Ms. Burzik was employed by Eastman Kodak Company, a leading international provider of imaging products and services, where she held various operations and marketing positions over 20 years. These positions included most recently Vice President, Corporate Marketing from 1996 to 1997, and Chief Executive Officer and President of its former subsidiary Kodak Health Imaging Systems, Inc. Ms. Burzik is 53.

The Company previously entered into a change of control agreement with Ms. Burzik. Under this agreement, Ms. Burzik becomes entitled to termination payments and benefits if, following a change in control, she terminates her employment for good reason, as defined in the agreement, or her employment is terminated without cause, as defined in the agreement. The termination payments are three times base salary and incentive compensation. The termination benefits include full vesting of all restricted stock and stock options and other benefits specified in the agreement.

Item 7.01	Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 and incorporated by reference to this Item is the text of the Company’s August 23, 2004, press release announcing the events described above in Item 5.02 of this report.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed with this Report:

Exhibit No.	Description

99.1	Press Release issued August 23, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLERA CORPORATION

By:	/s/ William B. Sawch

William B. Sawch Senior Vice President and General Counsel

Dated: August 23, 2004

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued August 23, 2004.